EXHIBIT 10.34

AMENDED AND RESTATED

COMPLETE PRODUCTION SERVICES, INC.

EXECUTIVE AGREEMENT

This Amended and Restated Executive Agreement (this “Agreement”) is made effective as of December 31, 2008 between Complete Production Services, Inc. (“Complete Production Services”), a Delaware corporation and its subsidiaries (collectively, the “Company”) and Brian K. Moore (“Executive”).

WHEREAS, the Company and Executive entered into the Executive Agreement, dated as of November 13, 2006 (the “Prior Agreement”);

WHEREAS, the Company currently employs Executive;

WHEREAS, the Company and Executive desire to amend and restate the Prior Agreement to conform the Prior Agreement to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and Internal Revenue Service guidance issued thereunder (“Section 409A”) and to make certain other changes;

WHEREAS, the Compensation Committee of the Board of Directors of Complete Production Services (the “Board”) has authorized this amendment and restatement of the Prior Agreement; and

WHEREAS, this amendment and restatement amends and supersedes the Prior Agreement.

NOW, THEREFORE, in consideration of Executive’s continued employment as an executive officer with the Company and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

1.	Term of Agreement

A.	This Agreement shall be for an initial term that continues in effect, through the second anniversary of the Effective Date. The term of this Agreement shall automatically be extended for one or more additional terms of one (1) year, as of each anniversary date of the Effective Date that occurs while this Agreement is in effect. The term of Agreement, however, may be terminated by written notice of termination of this Agreement provided to Executive, and in the event any such termination notice is delivered to Executive then, notwithstanding the preceding sentence concerning automatic renewals, the term of this Agreement shall be deemed terminated effective as of December 31 of the second full calendar year following the date on which such notice of termination of the Agreement is delivered to Executive.

B.	Notwithstanding the foregoing, the term of this Agreement shall terminate upon the expiration of the “Severance Payout Period” or the “Change of Control Payout Period,” as applicable, subject to all rights and benefits hereunder having been paid and satisfied in full.

2.	Certain Definitions

The following capitalized terms shall have the meanings set forth below.

A.	“Cause” shall mean:

(i)	Executive’s conviction of a felony involving moral turpitude, dishonesty or a breach of trust as regards the Company;

(ii)	Executive’s commission of any act of theft, fraud, embezzlement or misappropriation against the Company that is materially injurious to it regardless of whether a criminal conviction is obtained;

(iii)	Executive’s willful and continued failure to devote substantially all of his business time to the Company’s business affairs (excluding failures due to illness, incapacity, vacations, incidental civic activities and incidental personal time), which failure is not remedied within a reasonable time after written demand is delivered by the Company, which demand specifically identifies the manner in which the Company believes that Executive has failed to devote substantially all of his business time to the Company’s business affairs;

(iv)	Executive’s unauthorized disclosure of confidential information of the Company that is materially injurious to the Company; or

(v)	Executive’s knowing or willful material violation of federal or state securities laws, as determined in good faith by the Company’s Board of Directors.

For purposes of this definition, no act, or failure to act, on Executive’s part shall be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive’s action or omission was in the best interest of the Company.

B.	“Change of Control” of the Company will occur for purposes of this Agreement if:

(i)	Any person or group of persons is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities in the Company representing 20% or more of the combined voting power of the Company’s outstanding securities;

(ii)	A change in the majority of the membership of the Board occurs without approval by two-thirds of the Directors who are Continuing Directors. For these purposes, Continuing Directors are persons who (i) were Directors on the Effective Date or (ii) are new Directors whose election was approved by two-thirds of the members of the Board who were Directors on the Effective Date (“Approved Directors”), or (iii) are new Directors whose election was approved by two-thirds of the members of the Board who were Directors on the Effective Date or are subsequently Approved Directors;

(iii)	The Company is merged, consolidated or combined with another corporation or entity, including without limitation, a reverse or forward triangular merger, and the Company’s stockholders prior to such transaction own less than 55% of the outstanding voting securities of the surviving or resulting corporation or entity after the transaction;

(iv)	A tender offer or exchange offer is made and consummated by a person or group of persons other than the Company for the ownership of 20% or more of the Company’s voting securities; or

(v)	There is a disposition, transfer, sale or exchange of all or substantially all of the Company’s assets, or stockholder approval of a plan of liquidation or dissolution of the Company;

provided, that for purposes of this definition, the term “substantially all” in paragraph (v) shall mean eighty-five percent (85%) or more, and a transaction or event described in paragraph (i), (ii), (iii), (iv) or (v) shall constitute a “Change of Control” only if such transaction or event constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5), with respect to Executive.

C.	“Change of Control Payout Period” shall mean the period of two and a half (2.5) years following the Date of Termination of Executive, which termination is covered by Section 5 hereof.

D.	“Code” means the Internal Revenue Code of 1986, as amended.

E.	“Date of Termination” shall mean the date specified in the Notice of Termination relating to termination of Executive’s employment with the Company; provided that such date shall not be less than twenty (20) days nor more than forty-five (45) days following: (i) the date specified by the Company in the notice of discharge of Executive’s employment without Cause, or (ii) the date specified by the Executive in the notice of Executive’s resignation for Good Reason.

F.	“Effective Date” shall mean November 13, 2006.

G.	“Executive” shall mean the executive of the Company who is a party to this Agreement and in the event of the Executive’s death after a “qualifying” termination pursuant to Section 4 hereof or a Change of Control pursuant to Section 5 hereof, then the term “Executive” shall include his estate.

H.	“Good Reason” shall mean:

(i)	a failure to re-elect or appoint the Executive to any corporate office or directorship held at the time of the Change of Control or a material reduction in Executive’s authority, duties or responsibilities (including status, offices, titles and reporting requirements) or if Executive is assigned duties or responsibilities inconsistent in any material respect from those of Executive at the time of the relevant Change of Control all on the basis of which Executive makes a good faith determination that the terms of his employment have been detrimentally and materially affected;

(ii)	a material reduction of Executive’s compensation, benefits or perquisites, including annual base salary, annual bonus, intermediate or long-term cash or equity incentive opportunities or plans from those in effect prior to the Change of Control;

(iii)	the Company fails to obtain a written agreement satisfactory to Executive from any successor or assigns of the Company to assume and perform this Agreement as provided in Section 10 hereof; or

(v)	the Company requires Executive to be based at any office located more than fifty (50) miles from the Company’s current offices without Executive’s consent.

I.	“Involuntary Termination” shall mean the Executive’s Separation from Service by reason of a termination of employment by the Company other than for Cause.

J.	“Notice of Termination” shall mean a written notice delivered to the other party indicating the specific termination provision in this Agreement relied upon for termination of Executive’s employment and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated. Any purported termination by either party other than pursuant to a Notice of Termination shall not be effective.

K.	“Option Plans” shall mean the Company’s stock option plans, incentive plans, equity participation plans, or other similar plans, and any stock option agreements or other equity award agreements used in connection therewith.

L.	“Section 409A Payments” shall have the meaning given to such term in Section 8(G) hereof.

M.	“Separation from Service” with respect to Executive shall mean a “separation from service” as defined in Treasury Regulation Section 1.409A-1(h), with respect to the Company, and the service recipient that includes the Company.

N.	“Severance Payout Period” shall mean the period of twenty (20) months following the Date of Termination of Executive, which termination is covered by Section 4 hereof

O.	“Specified Employee” shall be determined in accordance with Section 409A(a)(2)(B)(i) of the Code and Treasury Regulation Section 1.409A-1(i). For these purposes, Executive’s compensation shall be determined under Treasury Regulation Section 1.415(c)-2(a) and applied as if the Company were not using any safe harbor provided in Treasury Regulation Section 1.415(c)-2(d), were not using any of the elective special timing rules provided in Treasury Regulation Section 1.415(c)-2(e), and were not using any of the elective special rules provided in Treasury Regulation Section 1.415(c)-2(g).

P.	“Termination Base Salary” shall mean Executive’s base salary at the rate in effect at the time the Notice of Termination is given or, for purposes of a Change of Control, if a greater amount, Executive’s base salary at the rate in effect immediately prior to the Change of Control.

Q.	“Termination Bonus” shall mean the greater of (i) 75% of the Termination Base Salary, or (ii) the highest annual bonus earned during any of the three full fiscal years preceding the Date of Termination.

R.	“Voluntary Termination for Good Reason” shall mean the Executive’s Separation from Service by reason of Executive’s resignation from employment with the Company for Good Reason.

3.	Termination for Cause. The Company may terminate Executive for Cause at any time, including following a Change of Control, upon written notice to the Executive.

4.	Standard Severance Plan. Except as provided in Section 5 hereof, in the event Executive has an Involuntary Termination, the Executive shall receive the following compensation and benefits from the Company provided under this Section 4. The payments made under Sections 4(B) and (C) shall be paid in a cash lump sum on such date determined by the Company within the ten (10) day period commencing on the 60th day after the date of Executive’s Separation from Service; provided, however, that if Executive is a Specified Employee on the date of Executive’s Separation from Service, any payments made under Sections 4(B) and (C) shall be paid as provided in Section 15(C) hereof.

A.	The Company shall pay to Executive when otherwise due Executive’s Termination Base Salary through the Date of Termination.

B.	The Company shall pay to Executive an amount equal to 1.67 times the sum of Executive’s Termination Base Salary plus Termination Bonus.

C.	In consideration of service through the Date of Termination, the Company shall pay to Executive an amount equal to 75% of the Termination Base Salary, multiplied by a fraction, the numerator of which equals the number of days from the beginning of the calendar year through and including the Date of Termination, and the denominator of which equals 365.

D.	Notwithstanding any provisions to the contrary in any of the Option Plans, (i) all outstanding unvested stock options of Executive shall be and become fully vested and exercisable, as to all shares of stock covered thereby, and (ii) all outstanding shares of restricted stock, restricted stock units, performance shares and performance units of Executive shall be and become 100% vested and all restrictions thereon shall lapse, in each case as of the Date of Termination.

E.	For all options granted after the Effective Date, Executive (or in the event of his death, his estate) shall be entitled to exercise his vested options until 12 months following the Date of Termination. Notwithstanding the provisions of this Section E, no option may be exercised at any time past the term of such option (or, if earlier, the tenth anniversary of the original date of grant).

F.	The Company shall provide Executive with additional benefits described in Section 6 hereof

5.	Change of Control Severance Plan. In the event that Executive has either a Voluntary Termination for Good Reason or an Involuntary Termination within two (2) years following a Change of Control, the Executive shall receive the following compensation and benefits from the Company provided under this Section 5, and such compensation and benefits shall be in lieu of the compensation and benefits under Section 4. The payments made under Sections 5(B), (C), and (D) shall be paid in a cash lump sum on such date determined by the Company within the ten (10) day period commencing on the 60th day after the date of the Executive’s Separation from Service; provided, however, that if Executive is a Specified Employee on the date of Executive’s Separation from Service, any payments made under Sections 5(B), (C), and (D) shall be paid as provided in Section 15(C) hereof.

A.	The Company shall pay to Executive when otherwise due Termination Base Salary through the Date of Termination.

B.	The Company shall pay to Executive an amount equal to two and a half times the sum of Executive’s Termination Base Salary plus Termination Bonus.

C.	In consideration of service through the Date of Termination, the Company shall pay to Executive an amount equal to 75% of the Termination Base Salary, multiplied by a fraction, the numerator of which equals the number of days from the beginning of the calendar year through and including the Date of Termination, and the denominator of which equals 365.

D.	The Company shall pay to executive an amount equal to two and a half times the amount the Company would be required to contribute on Executive’s behalf under all qualified pension, nonqualified pension, profit sharing, 401(k), deferred compensation and supplemental plans based on Executive’s Termination Base Salary and the applicable maximum Company contribution percentages in effect as of the Date of Termination (which maximum Company contribution currently would be four percent (4%) of Executive’s Termination Base Salary); provided, that such payment is determined and made in a manner that complies with Treasury Regulation Section 1.409A-3(i).

E.	Effective as of the Date of Termination, Executive shall become and be fully vested in Executive’s accrued benefits under all qualified pension, nonqualified pension, profit sharing, 401(k), deferred compensation and supplemental plans maintained by the Company for Executive’s benefit, to that the extent the acceleration of vesting of such benefits would not violate any applicable law or require the Company to accelerate the vesting of the accrued benefits of all participants in such plan or plans.

F	For all options granted after the Effective Date, Executive (or in the event of his death, his estate) shall be entitled to exercise his vested options until 12 months following the Date of Termination. Notwithstanding the provisions of this Section F, no option may be exercised at any time past the term of such option (or, if earlier, the tenth anniversary of the original date of grant).

G.	The Company shall provide Executive with additional benefits described in Section 6 hereof.

H.	In the event Executive has an Involuntary Termination, and a Change of Control occurs within the six (6) month period commencing on the date of such Involuntary Termination, then Executive shall be entitled to receive the compensation and benefits described in Section 5 hereof as if such Involuntary Termination had occurred within two (2) years following the Change of Control, in lieu of the compensation and benefits described in Section 4 hereof The compensation and benefits described in Section 5 that are to be paid pursuant to this Section 5(H) shall be reduced by any compensation and benefits previously paid under Section 4. The amounts to be paid pursuant to this Section 5(H) shall be paid to Executive on such date determined by the Company within the ten (10) day period commencing on the later of: (i) the 60th day following the date of Executive’s Separation from Service, or (ii) the date of the Change of Control.

6.	Additional Benefits.

A.	Health, Dental, Disability and Life Insurance Benefits. Throughout the term of the Severance Payout Period for a termination of Executive’s employment covered by Section 4, or of the Change of Control Payout Period for a termination of Executive’s employment covered by Section 5, the Company shall provide Executive and Executive’s eligible family members, based on the cost sharing arrangement in effect between Executive (or persons of similar position) and the Company on the Date of Termination, with medical and dental health insurance benefits and disability and life insurance coverage at least equal to those in effect for Executive or persons of similar position on the Date of Termination or, if more favorable to Executive, as in effect generally at any time during such Severance Payout Period or Change of Control Payout Period, as applicable.

Notwithstanding the foregoing, if Executive becomes re-employed and is eligible to receive medical or dental health insurance benefits or disability insurance coverage under such successor employer’s plans, the Company’s obligations under this Section 6(A) shall be reduced to the extent comparable benefits are actually received by Executive during the Severance Payout Period or Change of Control Payout Period, as applicable, and any such benefits actually received by Executive shall be promptly reported by Executive to the Company. For the sake of clarity, Executive shall be entitled to all of the insurance benefits provided by this Section 6(A), and such benefits shall not be mitigated, in the event that as of the Date of Termination or at any time during the Severance Payout Period or Change of Control Payout Period, as applicable, Executive is receiving medical, dental, health, disability or life insurance benefits through the plans or obligations of a former employer.

In the event Executive is ineligible under the terms of the Company’s benefit plans or programs to be so covered as required by this Section 6(A), the Company shall provide Executive with substantially equivalent insurance coverage through the conversion to individual insurance coverage or other sources. Any benefits provided under this Section 6(A) shall be provided through insurance maintained by the Company under the Company benefit plans and in a manner that complies with Treasury Regulation Section 1.409A-1(a)(5).

In the event that the Company is unable to provide the benefits required under this Section 6(A) through insurance coverage as described above, the Company will provide Executive with a lump sum cash payment equal to: (i) the monthly cost to the Company of providing Executive (or persons of similar position) and Executive’s dependents with such benefits coverage, determined as of the Date of Termination, multiplied by (ii) the number of months comprising the Severance Payout Period or the Change of Control Payout Period, as applicable. In addition, if such lump sum payment is payable, the Company shall make an additional gross-up payment to Executive in an amount such that the net amount of the lump sum payment and such additional gross-up payment retained by Executive, after the calculation and deduction of all federal, state and local income tax and employment tax on such lump sum payment and additional gross-up payment, and taking into account any lost or reduced tax deductions on account of such gross-up payment, shall be equal to such lump sum payment.

Any lump sum cash payment and related gross-up payment required by this Section 6(A) shall be paid on such date determined by the Company within the ten (10) day period commencing on the 60th day following the date of Executive’s Separation from Service. Pursuant to Section 5(H), in the event Executive has an Involuntary Termination described in Section 4 hereof, and a Change of Control occurs within the six (6) month period commencing on the date of such Involuntary Termination, then Executive shall be entitled to receive the benefits described in this Section 6(A) as if such Involuntary Termination had occurred within two (2) years following the Change of Control and determined by reference to the Change of Control Payout Period. The benefits that are to be paid pursuant to this Section 6(A) in the event of a Change of Control following Executive’s Involuntary Termination shall be reduced by any payment or benefits previously paid under this Section 6(A) in connection with Executive’s Involuntary Termination, and shall be paid on such date determined by the Company within the ten (10) day period commencing on the later of: (i) the 60th day following the date of Executive’s Separation from Service, or (ii) the date of the Change of Control. Notwithstanding anything in this Section 6(A) to the contrary, if Executive is a Specified Employee on the date of the Separation from Service, any lump sum cash payment and related gross-up payment made under this Section 6(A) shall be paid as provided in Section 15(C) hereof. Any additional gross-up payment required under this Section 6(A) shall be paid in a manner that complies with Treasury Regulation Section 1.409A-3(i)(1)(v).

B.

Automobile Allowance Benefit. The Company shall provide Executive with a lump sum cash payment, in lieu of an automobile allowance, equal to Executive’s monthly car allowance in effect on the date of the Date of Termination, multiplied by the number of months comprising the Severance Payout Period or Change of Control Payout Period, as applicable. The lump sum cash payment required by this Section 6(B) shall be paid on such date determined by the Company within the ten (10) day period commencing on the 60th day following the date of Executive’s Separation from Service. Pursuant to Section 5(H), in the event Executive has an Involuntary Termination described in Section 4 hereof, and a Change of Control occurs within the six (6) month period commencing on the date of such Involuntary Termination, then Executive shall be entitled to receive the benefits described in this Section 6(B) as if such Involuntary Termination had occurred within two (2) years following the Change of Control and determined by reference to the Change of Control Payout Period. The benefits that are to be paid pursuant to this Section 6(B) in the event of a Change of Control following Executive’s Involuntary Termination shall be reduced by any payment or benefits previously paid under this Section 6(B) in connection with Executive’s Involuntary Termination, and shall be paid on such date determined by the

Company within the ten (10) day period commencing on the later of: (i) the 60th day following the date of Executive’s Separation from Service, or (ii) the date of the Change of Control. Notwithstanding anything in this Section 6(B) to the contrary, if Executive is a Specified Employee on the date of the Separation from Service, any payment made under this Section 6(B) shall be paid as provided in Section 15(C) hereof.

7.	Accelerated Vesting of Certain Equity Awards Upon a Change of Control.

Notwithstanding any provisions to the contrary in any of the Option Plans, upon a Change of Control: (i) all outstanding unvested stock options of Executive shall be and become fully vested and exercisable as to all shares of stock covered thereby, and (ii) all outstanding shares of restricted stock, restricted stock units, performance shares and performance units of Executive shall be and become 100% vested and all restrictions thereon shall lapse, in each case as of the Change of Control.

8.	Excise Taxes and Gross-Up Payments.

A.	If any payment or benefit received or to be received by Executive in connection with a Change of Control of the Company or Executive’s Separation from Service (whether payable pursuant to the terms of this Agreement, a stock option plan or any other plan or arrangement with the Company) (the “Total Payments”) will be subject to the excise tax imposed by Section 4999 of the Code, (the “Excise Tax”), then Executive shall be entitled to receive from the Company an additional payment (the “Gross-Up Payment”) in an amount such that the net amount of the Total Payments and the Gross-Up Payment retained by Executive after the calculation and deduction of all Excise Taxes on the Total Payments and all federal, state and local income tax, employment tax and Excise Tax on the Gross-Up Payments provided for in this Section 8, and taking into account any lost or reduced tax deductions on account of the Gross-Up Payments, shall be equal to the Total Payments.

B.	All determinations required to be made under this Section 8, including whether and when the Gross-Up Payments are required and the amount of such Gross-Up Payments, and the assumptions to be utilized in arriving at such determinations (consistent with the provisions of this Section 8), shall be made by the Company’s independent certified public accountants (the “Accountants”). The Accountants shall provide Executive and the Company with detailed supporting calculations with respect to such Gross-Up Payments within fifteen (15) business days of the receipt of notice from Executive or the Company that Executive has received or will receive a Total Payments. In the event that the Accountants are also serving as accountant or auditor for the individual, entity or group effecting the Change of Control, Executive shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accountants hereunder). All fees and expenses of the Accountants shall be borne solely by the Company. All determinations by the Accountants shall be binding upon the Company and Executive.

C.	For the purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, such Total Payments will be treated as “parachute payments” within the meaning of Section 280G of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that in the opinion of the Accountants such payment (in whole or in part) either do not constitute “parachute payments” or represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4) of the Code) in excess of the “base amount” or such “parachute payments” are otherwise not subject to such Excise Tax. For purposes of determining the amount of the Gross-Up Payments, Executive shall be considered to pay federal income taxes at the applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payments are to be made and to pay any applicable state and local income taxes at the applicable marginal rate of taxation for the calendar year in which the Gross-Up Payments are to be made, net of Executive’s actual reduction in federal income taxes that could be obtained from the deduction of such state or local taxes if paid if such year (determined without regard to limitations on deductions based upon the amount of Executive’s adjusted gross income); and to have otherwise allowable deductions for federal, state and local income tax purposes at least equal to those disallowed because of the inclusion of the Gross-Up Payments in Executive’s adjusted gross income.

D.	To the extent practicable, any Gross-Up Payments shall be paid by the Company at the time Executive is entitled to receive the Total Payments and in no event will any Gross-Up Payments be paid later than thirty (30) days after the receipt by Executive of the Accountant’s determination, subject to Sections 8(F) and (G) hereof. As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accountants hereunder, it is possible that the Gross-Up Payments made will have been an amount less than the Company should have paid pursuant to this Section 8 (the “Underpayment”). In the event that the Company exhausts its remedies pursuant to Section 8 and Executive is required to make a payment of any Excise Tax, the Underpayment shall be promptly paid by the Company to or for Executive’s benefit.

E.

Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payments. Such notification shall be given as soon as practicable after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Corporation notifies Executive in writing prior to the expiration of such thirty (30) day period that it desires to contest such claim, Executive shall:

(i)	give the Company any information reasonably requested by the Company relating to such claim;

(ii)	take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(iii)	cooperate with the Company in good faith in order to effectively contest such claim; and

(iv)	permit the Company to participate in any proceedings relating to such claims;

provided, however, that the Company shall bear and pay directly all costs and expenses incurred in connection with such contest and shall indemnify Executive for, advance expenses to Executive for, defend Executive against and hold Executive harmless from, on an after-tax basis, any Excise Tax or income tax imposed as a result of such representation and payment of all related costs and expenses. Without limiting the foregoing provisions of this Section 8, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis, and shall indemnify Executive for, advance expenses to Executive for, defend Executive against and hold Executive harmless from, on an after-tax basis, any Excise Tax or income tax imposed with respect to such advance or with respect to any imputed income with respect to such advance (including as a result of any forgiveness by the Company of such advance); provided, further, that any extension of the statute of limitations relating to the payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payments would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

F.	The Gross-Up Payments, and any payments of income or other taxes to be paid by the Company under this Section 8, shall be paid by the Company by the end of Executive’s taxable year next following the Executive’s taxable year in which the Executive remits the related taxes, subject to Section 8(G) hereof. Any costs and expenses incurred by the Company on behalf of Executive under this Section 8 due to any tax contest, audit or litigation shall be paid by the Company by the end of Executive’s taxable year following Executive’s taxable year in which the taxes that are the subject of the tax contest, audit or litigation are remitted to the taxing authority, or where as a result of such tax contest, audit or litigation no taxes are remitted, the end of Executive’s taxable year following Executive’s taxable year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the contest or litigation, subject to Section 8(G) hereof The Gross-Up Payments, payment of income tax or other taxes, and costs and expenses to be paid by the Company under this Section 8 shall be paid in a manner that complies with Treasury Regulation Section 1.409A-3(i)(1)(v).

G.	Notwithstanding any provision in this Section 8 to the contrary, to the extent the Gross-Up Payments relate to any payments distributable upon Executive’s Separation from Service and made under Sections 4(B), 4(C), 5(B), 5(C), 5(D), 5(E), 6(A) or 6(B) hereof (collectively, the “Section 409A Payments”) or any other payments or benefits made under this Agreement that are subject to Section 409A, and Executive is a Specified Employee on the date of Executive’s Separation from Service, then such Gross-Up Payments, and any related payments of income, other taxes, costs or expenses incurred by the Company on behalf of Executive under this Section 8, shall be paid as provided in Section 15(C) hereof.

9.	Mitigation.

Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise nor, except as provided in Section 6(A), shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned or benefit received by Executive as the result of employment by another employer or self-employment, by retirement benefits, by offset against any amount claimed to be owed by Executive to the Company or otherwise.

10.	Successor Agreement.

The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume this Agreement and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place. All references herein to the Company shall include the Successor entity. Failure of the successor entity to so assume shall constitute a breach of this Agreement and entitle Executive to the benefits hereunder as if triggered by a termination not for good cause.

11.	Indemnity.

A.	In any situation where under applicable law the Company has the power to indemnify, advance expenses to and defend Executive in respect of any judgments, fines, settlements, loss, cost or expense (including attorneys fees) arising from bona fide claims of any nature related to or arising out of Executive’s activities as an agent, employee, officer or director of the Company or in any other capacity on behalf of or at the request of the Company, then the Company shall promptly on written request, indemnify Executive, advance expenses (including attorney’s fees) to Executive and defend Executive to the fullest extent permitted by applicable law, including but not limited to making such findings and determinations and taking any and all such actions as the Company may, under applicable law, be permitted to have the discretion to take so as to effectuate such indemnification, advancement or defense. Such agreement by the Company shall not be deemed to impair any other obligation of the Company respecting Executive’s indemnification or defense otherwise arising out of this or any other agreement or promise of the Company under any statute.

B.	In the event that the Compensation Committee of the Board (the “Compensation Committee”) approves that retired directors and executive officers receive directors and officers’ liability insurance when they retire from the Company, and that the premiums for such insurance are to be paid by the Company, then Executive shall be provided with directors and officers’ liability insurance on and after the date that Executive retires to the extent such insurance is so approved by the Compensation Committee for retired executive officers.

C.	Any such indemnification and/or liability insurance shall be provided in a manner that complies with Treasury Regulation Section 1.409A-1(b)(10).

12.	Notice.

For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and delivered by United States certified or registered mail (return receipt requested, postage prepaid) or by courier guaranteeing overnight delivery or by hand delivery (with signed receipt required), addressed to the respective addresses set forth below, and such notice or communication shall be deemed to have been duly given two (2) days after deposit in the mail, one (1) day after deposit with such overnight carrier or upon delivery with hand delivery. The addresses set forth below may be changed by a writing in accordance herewith.

The Company: Complete Production Services, Inc. 11700 Katy Freeway, Suite 300 Houston, Texas 77079 Attn: Chief Executive Officer with a copy to General Counsel	Executive: Brian K. Moore 2515 Fall Orchard Court Kingwood, Texas 77345

13.	Dispute Resolution.

If any dispute arises out of this Agreement, the “complaining party” shall give the “other party” written notice of such dispute. The other party shall have ten (10) business days to resolve the dispute to the complaining party’s satisfaction. If the dispute is not resolved by the end of such period, the complaining party may by written notice (the “Notice”) demand arbitration of the dispute as set out below, and each party hereto expressly agrees to submit to, and be bound by, such arbitration.

A.	The Company will, within ten (10) business days of the Notice, appoint a single arbitrator. The arbitrator will set the rules and timing of the arbitration, but will generally follow the rules of the American Arbitration Association and this Agreement where same are applicable and shall provide for written fact findings.

B.	The arbitration hearing will in no event take place more than ninety (90) days after the appointment of the arbitrator.

C.	The arbitration will take place in Houston, Texas unless otherwise unanimously agreed to by the parties.

D.	The results of the arbitration and the decision of the arbitrators will be final and binding on the parties and each party agrees and acknowledges that these results shall be enforceable in a court of law.

14.	Governing Law.

This Agreement will be governed by and construed in accordance with the internal substantive laws, and not the choice of law rules, of the State of Texas.

15.	Compliance With Code Section 409A.

A.	Compliance with Section 409A. Certain payments and benefits payable under this Agreement (including, without limitation, the Section 409A Payments) are intended to comply with the requirements of Section 409A. This Agreement shall be interpreted in accordance with the applicable requirements of Section 409A. To the extent the payments and benefits under this Agreement are subject to Section 409A, this Agreement shall be interpreted, construed and administered in a manner that satisfies the requirements of Sections 409A(a)(2), (3) and (4) and the Treasury Regulations thereunder. As provided in Internal Revenue Notice 2007-86, notwithstanding any other provision of this Agreement, with respect to an election or amendment to change a time or form of payment under this Agreement made on or after January 1, 2008 and on or before December 31, 2008, the election or amendment shall apply only with respect to payments that would not otherwise be payable in 2008, and shall not cause payments to be made in 2008 that would not otherwise be payable in 2008.

B.	Amendment of Agreement to Comply with Section 409A. If the Company and Executive determine that any compensation, benefits or other payments that are payable under this Agreement and intended to comply with Sections 409A(a)(2), (3) and (4) do not comply with Section 409A, the Company and Executive agree to amend this Agreement, or take such other actions as the Company and Executive deem reasonably necessary or appropriate, to comply with the requirements of Section 409A, while preserving the economic agreement of the parties. In the case of any compensation, benefits or other payments that are payable under this Agreement and intended to comply with Sections 409A(a)(2), (3) and (4), if any provision of the Agreement would cause such compensation, benefits or other payments to fail to so comply, such provision shall not be effective and shall be null and void with respect to such compensation, benefits or other payments, and such provision shall otherwise remain in full force and effect.

C.	Delayed Distribution under Section 409A. If Executive is a Specified Employee on the date of Executive’s Separation from Service, the Section 409A Payments and any other payments or benefits under this Agreement that are subject to Section 409A shall be delayed in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i), and such payments or benefits shall be paid or distributed to Executive during the thirty (30) day period commencing on the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service or (ii) the date of Executive’s death. Upon the expiration of the applicable six-month period under Section 409A(a)(2)(B)(i), all payments deferred pursuant to this Section 15(C) shall be paid in a lump sum payment to Executive (or Executive’s estate, in the event of Executive’s death). Any remaining payments due under the Agreement shall be paid as otherwise provided herein.

16.	Non-Disparage, Non-Compete and Non-Solicitation Covenants; General Release.

A.	Non-Disparage. As an additional inducement for the Company to enter into this Agreement, Executive agrees that Executive shall refrain throughout the term of this Agreement, and throughout the Severance Payout Period or the Change of Control Payout Period, as applicable, from publishing any oral or written statements about Company, any of its affiliates or any of Company’s or such affiliates’ directors, officers, employees, consultants, agents or representatives that (a) are slanderous, libelous or defamatory, (b) disclose private information about or confidential information of Company, any of its affiliates or any of Company’s or any such affiliates’ business affairs, directors, officers, employees, consultants, agents or representatives, or (c) place Company, any of its affiliates, or any of Company’s or any such affiliates’ directors, officers, employees, consultants, agents or representatives in a false light before the public. A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded Company and its affiliates under this provision are in addition to any and all rights and remedies otherwise afforded by law.

B.	Non-Solicitation. As an additional inducement for the Company to enter into this Agreement, Executive agrees that throughout the Severance Payout Period or the Change of Control Payout Period, as applicable, Executive shall not, directly or indirectly knowingly induce any person in the employment of the Company to (A) terminate such employment, or (B) accept employment, or enter into any consulting arrangement, with anyone other than the Company.

C.	Non-Competition. As an inducement for the Company to enter into this Agreement, Executive agrees throughout the Severance Payout Period or the Change of Control Payout Period, as applicable, Executive shall not, anywhere in the world, directly or indirectly (i) engage without the prior express written consent of the Company, in any business or activity, whether as an employee, consultant, partner, principal, agent, representative, stockholder (except as a holder of less than 2% of the combined voting power of the outstanding stock of a publicly held company) or in any other individual, corporate or representative capacity, or render any services or provide any advice to any business, activity, person or entity, if Executive knows or reasonably should know that such business, activity, service, person or entity, directly or indirectly, competes in any material manner with the Business, or (ii) meaningfully assist, help or otherwise support, without the prior express written consent of the Company, any person, business, corporation, partnership or other entity or activity, whether as an employee, consultant, partner, principal, agent, representative, stockholder (other than in the capacity as a stockholder of less than 2% of the combined voting power of the outstanding shares of stock of a publicly held company) or in any other individual, corporate or representative capacity, to create, commence or otherwise initiate, or to develop, enhance or otherwise further, any business or activity if Executive knows or reasonably should know that such business or activity, directly or indirectly competes in any material manner with the Business. For purposes of this Section 16(C), the term “Business” shall refer to the business of the Company as presently conducted or as conducted on the Date of Termination.

D.	General Release. As an additional inducement for the Company to enter into this Agreement, and as a condition to payment and provision of benefits under this Agreement to Executive or Executive’s estate, Executive agrees that Executive (or Executive’s trust or estate, as applicable) shall execute and deliver within fifty (50) days following the date of Executive’s Separation from Service, and not revoke within any revocation period required by law, a general release of claims in favor of the Company and its employees, directors, agents and affiliates in a form acceptable to the Company in its sole and absolute discretion.

E.	Reasonable Restrictions. Executive acknowledges that these restrictions shall not prevent or unduly restrict Executive from practicing his profession, or cause him economic hardship. Executive represents that he (i) is familiar with the foregoing covenants not to compete and not to solicit, and (ii) is fully aware of his obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants.

17.	Cooperation.

During Executive’s employment with the Company and thereafter; Executive agrees to cooperate with the Company and its agents, accountants and attorneys concerning any matter with which Executive was involved during his employment. Such cooperation shall include, but not be limited to, providing information to, meeting with and reviewing documents provided by the Company and its agents, accountants and attorneys during normal business hours or other mutually agreeable hours upon reasonable notice and to make himself available for depositions and hearings, if necessary and upon reasonable notice. If Executive’s cooperation is required after the termination of Executive’s employment, the Company shall reimburse Executive for any reasonable out of pocket expenses incurred in performing his obligations hereunder.

18.	Entire Agreement; No Oral Modifications.

This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement to be effective the date first above written.

EXECUTIVE	COMPLETE PRODUCTION SERVICES, INC., a Delaware corporation

/s/ Brian K. Moore	By	/s/ Joseph C. Winkler
Brian K. Moore		Joseph C. Winkler
Chief Executive Officer

And	/s/ James F. Maloney, III
James F. Maloney, III
Vice President, Secretary and General Counsel

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